Exhibit 99.1

Contact:	Jake Elguicze
Treasurer and Vice President of Investor Relations
610-948-2836

FOR IMMEDIATE RELEASE	April 30, 2014

TELEFLEX REPORTS FIRST QUARTER 2014 RESULTS

First Quarter Revenues Increase 6.5% to $438.5 million; up 6.0% on Constant Currency Basis

First Quarter GAAP Diluted EPS of $0.77 up 20.3%; Adjusted Diluted EPS of $1.22 up 15.1%

Restructuring Plan to Improve Cost Structure of Corporation Announced

2014 Guidance Ranges for Constant Currency Revenue Growth of 7% to 9% and Adjusted Diluted EPS of $5.35 to $5.55 Reaffirmed

Wayne, PA — Teleflex Incorporated (NYSE: TFX) (the “Company”) today announced financial results for the first quarter ended March 30, 2014.

First quarter 2014 net revenues were $438.5 million, an increase of 6.5% over the prior year period. Excluding the impact of foreign currency fluctuations, first quarter 2014 net revenues increased 6.0% over the prior year period.

First quarter 2014 GAAP diluted earnings per share from continuing operations were $0.77, as compared to $0.64 in the prior year period, an increase of 20.3%. First quarter 2014 adjusted diluted earnings per share from continuing operations were $1.22, as compared to $1.06 in the prior year period, an increase of 15.1%.

“Teleflex delivered a solid start to 2014, exceeding our expectations for constant currency revenue growth and adjusted earnings per share,” said Benson Smith, Chairman, President and Chief Executive Officer. “Our first quarter performance was aided by the contribution from the acquisitions of Vidacare in December of 2013 and Mayo Healthcare in February of 2014 , an improvement in the average selling price of products and the introduction of new products to the market as compared to the prior year period.”

Added Mr. Smith, “Teleflex’s performance in the first quarter supports our belief that the Company remains on target to achieve our previously provided constant currency revenue growth and adjusted diluted earnings per share guidance for 2014. In addition, the Company announced a restructuring plan that is intended to enhance our competitive position in the medical device industry and improve our longer-term profitability. The plan will focus on the consolidation of certain facilities and the relocation of manufacturing operations from certain higher-cost locations to existing lower-cost locations and will allow the Company to invest in higher growth opportunities.”

FIRST QUARTER NET REVENUE BY SEGMENT

Effective January 1, 2014, the Company realigned its operating segments. The realignment in operating segments resulted from changes in the Company’s internal reporting structure. The Vascular, Anesthesia/Respiratory and Surgical businesses, which previously comprised much of the Americas reportable segment, are now separate reportable segments. As a result, the Company now has six reportable segments: Vascular North America, Anesthesia/Respiratory North America, Surgical North America, EMEA, Asia and OEM. Certain operating segments have been aggregated and are therefore included in the “All other” line item.

Vascular North America first quarter 2014 net revenues were $62.5 million, an increase of 10.3% compared to the prior year period. Excluding the impact of foreign currency fluctuations, first quarter 2014 net revenues increased 10.8% compared to the prior year period. The increase in constant currency revenue was largely due to Vidacare product sales, the introduction of new products to the market and price increases. This was somewhat offset by lower sales volume of existing products.

Anesthesia/Respiratory North America first quarter 2014 net revenues were $54.7 million, a decrease of 5.9% compared to the prior year period. Excluding the impact of foreign currency fluctuations, first quarter 2014 net revenues decreased 5.6% compared to the prior year period. The decrease in constant currency revenue was largely due to lower sales volume of existing products. This was somewhat offset by the introduction of new products to the market and price increases.

Surgical North America first quarter 2014 net revenues were $35.2 million, a decrease of 4.0% compared to the prior year period. Excluding the impact of foreign currency fluctuations, first quarter 2014 net revenues decreased 3.0% compared to the prior year period. The decrease in constant currency revenue was largely due to lower sales volume of existing products. This was somewhat offset by price increases and the introduction of new products to the market.

EMEA first quarter 2014 net revenues were $150.2 million, an increase of 5.5% compared to the prior year period. Excluding the impact of foreign currency fluctuations, first quarter 2014 net revenues increased 2.5% compared to the prior year period. The increase in constant currency revenue was largely due to Vidacare product sales, price increases and the introduction of new products to the market. This was somewhat offset by lower sales volume of existing products.

Asia first quarter 2014 net revenues were $49.6 million, an increase of 17.1% compared to the prior year period. Excluding the impact of foreign currency fluctuations, first quarter 2014 net revenues increased 20.3% compared to the prior year period. The increase in constant currency revenue was largely due to Mayo Healthcare and Vidacare product sales, price increases and higher sales volume of existing products.

OEM and Development Services (“OEM”) first quarter 2014 net revenues were $33.2 million, an increase of 5.9% compared to the prior year period. Excluding the impact of foreign currency fluctuations, first quarter 2014 net revenues increased 5.3% compared to the prior year period. The increase in constant currency revenue was largely due to higher sales volume of existing products and the introduction of new products to the market. This was somewhat offset by lower average selling prices.

	Three Months Ended		% Increase/ (Decrease)
	March 30, 2014	March 31, 2013	Constant Currency	Foreign Currency	Total Change
	(Dollars in millions)
Vascular North America	$62.5	$56.7	10.8%	(0.5%)	10.3%
Anesthesia/Respiratory North America	54.7	58.2	(5.6%)	(0.3%)	(5.9%)
Surgical North America	35.2	36.7	(3.0%)	(1.0%)	(4.0%)
EMEA	150.2	142.4	2.5%	3.0%	5.5%
Asia	49.6	42.4	20.3%	(3.2%)	17.1%
OEM	33.2	31.3	5.3%	0.6%	5.9%
All Other	53.1	44.2	20.9%	(0.9%)	20.0%

Total	$438.5	$411.9	6.0%	0.5%	6.5%

OTHER FINANCIAL HIGHLIGHTS AND KEY PERFORMANCE METRICS

Depreciation expense and amortization of intangible assets and deferred financing costs for first three months of 2014 were $31.4 million compared to $26.3 million for the prior year period.

Cash and cash equivalents at March 30, 2014 were $421.6 million compared to $432.0 million at December 31, 2013.

Net accounts receivable at March 30, 2014 were $295.5 million compared to $295.3 million at December 31, 2013.

Net inventories at March 30, 2014 were $349.7 million compared to $333.6 million at December 31, 2013.

Net debt obligations at March 30, 2014 were $913.1 million compared to $902.7 million at December 31, 2013.

2014 RESTRUCTURING PLAN

On April 28, 2014, the Board of Directors of the Company approved a restructuring plan (the “Plan”) designed to reduce costs, improve operating efficiencies and enhance the Company’s long term competitive position. The Plan, which was developed in response to continuing cost pressures in the healthcare industry, involves the consolidation of operations and a related reduction in workforce at certain of the Company’s facilities, and will include the relocation of manufacturing operations from certain higher-cost locations to existing lower-cost locations. These actions will commence in the second quarter 2014 and are expected to be substantially completed by the end of 2017.

The Company estimates that it will incur aggregate pre-tax charges in connection with these restructuring activities of approximately $42 million to $53 million, of which the Company expects approximately $22 million to $23 million will be incurred in 2014 and most of the balance will be incurred prior to the end of 2016. Generally, the Company expects that it will exclude these charges from its adjusted diluted earnings per share results. The Company estimates that $32 million to $40 million of the aggregate pre-tax charges will result in future cash outlays, of which the Company expects approximately $9 million to $11 million will be made in 2014 and most of the balance will be made prior to the end of 2016. In addition, the Company expects to make $24 million to $30 million in capital expenditures in connection with the Plan, of which the Company expects approximately $10 million to $15 million will be made in 2014.

The following table provides a summary of the Company’s current cost estimates by major type of cost associated with the Plan:

Type of cost	Total estimated amount expected to be incurred

Termination benefits	$12 million to $15 million
Facility closure and other exit costs (1)	$2 million to $5 million
Accelerated depreciation charges	$10 million to $12 million
Other (2)	$18 million to $21 million

$42 million to $53 million

(1)	Includes costs to transfer product lines among facilities and outplacement and employee relocation costs.
(2)	Consists of other costs directly related to the Plan, including project management, legal and other regulatory costs.

The Company currently expects to achieve annualized savings of $28 million to $35 million once the Plan is fully implemented, and currently expects to realize Plan-related savings beginning in 2015.

As the Plan is implemented, management will continue to evaluate the estimated costs and anticipated savings set forth above, and may revise its estimates of such costs and anticipated savings and the accounting charges relating thereto, as appropriate, consistent with generally accepted accounting principles.

2014 OUTLOOK

The Company reaffirmed full year 2014 financial estimates as follows:

Constant currency revenue growth between 7% and 9%.

Adjusted diluted earnings per share in the range of $5.35 to $5.55.

FORECASTED 2014 CONSTANT CURRENCY REVENUE GROWTH RECONCILIATION

	Low	High
Forecasted 2014 GAAP revenue growth	6.0%	8.0%
Estimated impact of foreign currency fluctuations	1.0%	1.0%

Forecasted 2014 constant currency revenue growth	7.0%	9.0%

FORECASTED 2014 ADJUSTED EARNINGS PER SHARE RECONCILIATION

	Low	High
Forecasted 2014 diluted earnings per share attributable to common shareholders	$3.40	$3.55
Restructuring, impairment charges and special items, net of tax	$0.88	$0.93
Intangible amortization expense, net of tax	$0.90	$0.90
Amortization of debt discount on convertible notes, net of tax	$0.17	$0.17

Forecasted 2014 adjusted diluted earnings per share	$5.35	$5.55

CONFERENCE CALL WEBCAST AND ADDITIONAL INFORMATION

As previously announced, Teleflex will comment on its financial results on a conference call to be held today at 8:00 a.m. (ET). The call will be available live and archived on the company’s website at www.teleflex.com and the accompanying presentation will be posted prior to the call. An audio replay will be available until May 7, 2014 at 11:59pm (ET), by calling 888-286-8010 (U.S./Canada) or 617-801-6888 (International), Passcode: 11286884.

ADDITIONAL NOTES

Constant currency revenue and growth exclude the impact of translating the results of international subsidiaries at different currency exchange rates from period to period.

Certain financial information is presented on a rounded basis, which may cause minor differences.

Segment results and commentary exclude the impact of discontinued operations, items included in restructuring and impairment charges, and losses and other charges set forth in the condensed consolidated statements of income and in the Reconciliation of Consolidated Statement of Income Items set forth below.

NOTES ON NON-GAAP FINANCIAL MEASURES

This press release includes certain non-GAAP financial measures, which include:

Adjusted diluted earnings per share. This measure excludes, depending on the period presented (i) the effect of charges associated with our restructuring programs, as well as goodwill and other asset impairment charges; (ii) loss on extinguishment of debt; (iii) the gain or loss on sales of businesses and assets; (iv) losses and other charges related to acquisition and integration costs, the reversal of liabilities related to certain contingent consideration arrangements, the establishment of a litigation reserve and a litigation verdict against the Company with respect to a non-operating joint venture; (v) amortization of the debt discount on the Company’s convertible notes; (vi) intangible amortization expense; and (vii) tax benefits resulting from the resolution of prior years’ tax matters and the filing of prior years’ amended tax returns. In addition, the calculation of diluted shares within adjusted earnings per share gives effect to the anti-dilutive impact of the Company’s convertible note hedge agreements, which reduce the potential economic dilution that otherwise would occur upon conversion of the Company’s senior subordinated convertible notes (under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in diluted shares).

Constant currency revenue. This measure excludes the impact of translating the results of international subsidiaries at different currency exchange rates from period to period.

Management believes these measures are useful to investors because they eliminate items that do not reflect Teleflex’s day-to-day operations. In addition, management believes that the calculation of non-GAAP diluted shares is useful to investors because it provides insight into the offsetting economic effect of the convertible note hedge against conversions of the convertible notes. Management uses these financial measures for internal managerial purposes, when publicly providing guidance on possible future results, and to assist in our evaluation of period-to-period comparisons. These financial measures are presented in addition to results presented in accordance with generally accepted accounting principles (“GAAP”) and should not be relied upon as a substitute for GAAP financial measures. Tables reconciling historical non-GAAP measures to the most directly comparable historical GAAP measures are set forth below. Tables reconciling forecasted non-GAAP measures to the most directly comparable forecasted GAAP measures are set forth above.

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS

Dollars in millions, except per share amounts

Quarter Ended — March 30, 2014
	Cost of goods sold	Selling, general and administrative expenses	Restructuring and other impairment charges	Interest expense, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$217.4	$140.3	$7.8	$15.2	$8.5	$35.1	$0.77	45,749
Adjustments
Restructuring and other impairment charges	—	—	7.8	—	1.1	6.7	$0.15	—
Losses and other charges (A)	—	(0.1)	—	—	0.8	(0.9)	($0.02)	—
Amortization of debt discount on convertible notes	—	—	—	3.0	1.1	1.9	$0.04	—
Intangible amortization expense	—	16.0	—	—	5.5	10.5	$0.23	—
Tax adjustment (B)	—	—	—	—	0.2	(0.2)	—	—
Shares due to Teleflex under note hedge (C)	—	—	—	—	—	—	$0.06	(2,450)
Adjusted basis	$217.4	$124.4	—	$12.2	$17.2	$53.0	$1.22	43,299

Quarter Ended — March 31, 2013
	Cost of goods sold	Selling, general and administrative expenses	Restructuring and other impairment charges	Interest expense, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$211.4	$127.0	$9.2	$14.0	$7.7	$27.5	$0.64	43,047
Adjustments
Restructuring and other impairment charges	—	—	9.2	—	2.6	6.6	$0.15	—
Losses and other charges (A)	0.5	1.5	—	—	0.7	1.3	$0.03	—
Amortization of debt discount on convertible notes	—	—	—	2.8	1.0	1.7	$0.04	—
Intangible amortization expense	—	12.4	—	—	4.3	8.1	$0.19	—
Tax adjustment (B)	—	—	—	—	0.9	(0.9)	($0.02)	—
Shares due to Teleflex under note hedge (C)	—	—	—	—	—	—	$0.03	(1,372)
Adjusted basis	$210.8	$113.0	—	$11.3	$17.2	$44.3	$1.06	41,675

(A)	In 2014, losses and other charges include approximately ($2.3) million, net of tax, or ($0.05) per share, related to the reversal of contingent consideration liabilities; and approximately $1.4 million, net of tax, or $0.03 per share, related to acquisition and integration costs. In 2013, losses and other charges include approximately ($1.0) million, net of tax, or ($0.02) per share, related to the reversal of contingent consideration liabilities; approximately $0.8 million, net of tax, or $0.02 per share, related to a litigation verdict against the Company with respect to a non-operating joint venture; and $1.5 million, net of tax, or $0.03 per share, related to acquisition and integration costs.
(B)	The tax adjustment represents a net benefit resulting from the resolution of, or the expiration of statute of limitations with respect to various prior years’ U.S. federal, state and foreign tax matters.
(C)	Adjusted diluted shares are calculated by giving effect to the anti-dilutive impact of the Company’s convertible note hedge agreements, which reduce the potential economic dilution that otherwise would occur upon conversion of our senior subordinated convertible notes. Under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in diluted shares.

RECONCILIATION OF NET DEBT OBLIGATIONS

	March 30, 2014	December 31, 2013
	(Dollars in thousands)
Note payable and current portion of long term borrowings	$359,261	$356,287

Long term borrowings	930,000	930,000

Unamortized debt discount	45,439	48,413

Total debt obligations	1,334,700	1,334,700

Less: cash and cash equivalents	421,649	431,984

Net debt obligations	$913,051	$902,716

ABOUT TELEFLEX INCORPORATED

Teleflex is a leading global provider of specialty medical devices for a range of procedures in critical care and surgery. Our mission is to provide solutions that enable healthcare providers to improve outcomes and enhance patient and provider safety. Headquartered in Wayne, PA, Teleflex employs approximately 11,400 people worldwide and serves healthcare providers in more than 150 countries. For additional information about Teleflex please refer to www.teleflex.com.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION

This press release contains forward-looking statements, including, but not limited to, forecasted 2014 GAAP and constant currency revenue growth and GAAP and adjusted diluted earnings per share; and our expectations with respect to the Plan, including the timing for commencement and completion of actions under the Plan, our estimates with respect to the amount of pre-tax charges we expect to incur under the Plan and the amount of those charges that will result in future cash outlays, our expectations with respect to the timing for the incurrence of those the pre-tax charges and cash outlays and our estimates with respect to the annualized savings we expect to achieve once the Plan has been fully implemented. Actual results could differ materially from those in the forward-looking statements due to, among other things, conditions in the end markets we serve, customer reaction to new products and programs, our ability to achieve sales growth, price increases or cost reductions; changes in the reimbursement practices of third party payors; our ability to realize efficiencies and to execute on our strategic initiatives, including the Plan; changes in material costs and surcharges; market acceptance and unanticipated difficulties in connection with the introduction of new products and product line extensions; product recalls; unanticipated difficulties in connection with the consolidation of manufacturing and administrative functions, including as a result of difficulties with various employees, labor representatives or regulators; the loss of skilled employees in connection with such initiatives; unanticipated difficulties, expenditures and delays in complying with government regulations applicable to our businesses; the impact of government healthcare reform legislation; our ability to meet our debt obligations; changes in general and international economic conditions; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2013.

TELEFLEX INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended
	March 30, 2014	March 31, 2013
	(Dollars and shares in thousands, except per share)

Net revenues	$438,546	$411,877
Cost of goods sold	217,387	211,357

Gross profit	221,159	200,520
Selling, general and administrative expenses	140,297	126,950
Research and development expenses	14,062	15,007
Restructuring and other impairment charges	7,780	9,159

Income from continuing operations before interest and taxes	59,020	49,404
Interest expense	15,404	14,193
Interest income	(187)	(157)

Income from continuing operations before taxes	43,803	35,368
Taxes on income from continuing operations	8,534	7,667

Income from continuing operations	35,269	27,701

Operating loss from discontinued operations	(25)	(758)
Taxes (benefit) on loss from discontinued operations	100	(296)

Loss from discontinued operations	(125)	(462)

Net income	35,144	27,239
Less: Income from continuing operations attributable to noncontrolling interest	186	201

Net income attributable to common shareholders	$34,958	$27,038

Earnings per share available to common shareholders:
Basic:
Income from continuing operations	$0.85	$0.67
Loss from discontinued operations	—	(0.01)

Net income	$0.85	$0.66

Diluted:
Income from continuing operations	$0.77	$0.64
Loss from discontinued operations	(0.01)	(0.01)

Net income	$0.76	$0.63

Dividends per share	$0.34	$0.34

Weighted average common shares outstanding:
Basic	41,262	41,014
Diluted	45,749	43,047

Amounts attributable to common shareholders:
Income from continuing operations, net of tax	$35,083	$27,500
Loss from discontinued operations, net of tax	(125)	(462)

Net income	$34,958	$27,038

TELEFLEX INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 30, 2014	December 31, 2013
	(Dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents	$421,649	$431,984
Accounts receivable, net	295,514	295,290
Inventories, net	349,745	333,621
Prepaid expenses and other current assets	47,543	39,810
Prepaid taxes	42,470	36,504
Deferred tax assets	51,983	52,917
Assets held for sale	11,714	10,428

Total current assets	1,220,618	1,200,554
Property, plant and equipment, net	328,679	325,900
Goodwill	1,372,058	1,354,203
Intangible assets, net	1,250,533	1,255,597
Investments in affiliates	1,513	1,715
Deferred tax assets	944	943
Other assets	67,789	70,095

Total assets	$4,242,134	$4,209,007

LIABILITIES AND EQUITY
Current liabilities
Current borrowings	$359,261	$356,287
Accounts payable	71,094	71,967
Accrued expenses	79,455	74,868
Current portion of contingent consideration	1,658	4,131
Payroll and benefit-related liabilities	60,185	73,090
Accrued interest	9,066	8,725
Income taxes payable	27,451	23,821
Other current liabilities	23,637	22,231

Total current liabilities	631,807	635,120
Long-term borrowings	930,000	930,000
Deferred tax liabilities	523,445	514,715
Pension and postretirement benefit liabilities	106,092	109,498
Noncurrent liability for uncertain tax positions	55,956	55,152
Other liabilities	49,607	48,506

Total liabilities	2,296,907	2,292,991
Commitments and contingencies
Total common shareholders’ equity	1,942,486	1,913,527
Noncontrolling interest	2,741	2,489

Total equity	1,945,227	1,916,016

Total liabilities and equity	$4,242,134	$4,209,007

TELEFLEX INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
	March 30, 2014	March 31, 2013
	(Dollars in thousands)
Cash Flows from Operating Activities of Continuing Operations:
Net income	$35,144	$27,239
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	125	462
Depreciation expense	11,580	10,153
Amortization expense of intangible assets	16,019	12,438
Amortization expense of deferred financing costs and debt discount	3,814	3,750
Changes in contingent consideration	(2,371)	(1,193)
Stock-based compensation	3,074	2,791
Deferred income taxes, net	3,515	(353)
Other	(3,105)	(7,415)
Changes in operating assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable	5,966	(16,420)
Inventories	(7,473)	(13,693)
Prepaid expenses and other current assets	(6,027)	(435)
Accounts payable and accrued expenses	(24,447)	(13,199)
Income taxes receivable and payable, net	(2,214)	1,139

Net cash provided by operating activities from continuing operations	33,600	5,264

Cash Flows from Investing Activities of Continuing Operations:
Expenditures for property, plant and equipment	(12,109)	(15,635)
Proceeds from sale of assets and investments	1,669	—
Payments for businesses and intangibles acquired, net of cash acquired	(28,991)	1,500
Investment in affiliates	(60)	—

Net cash used in investing activities from continuing operations	(39,491)	(14,135)

Cash Flows from Financing Activities of Continuing Operations:
Proceeds and tax benefits from share based compensation plans	8,641	5,155
Debt extinguishment, issuance and amendment fees	(90)	—
Payments for contingent consideration	—	(7,179)
Dividends	(14,051)	(13,964)

Net cash used in financing activities from continuing operations	(5,500)	(15,988)

Cash Flows from Discontinued Operations:
Net cash used in operating activities	(1,167)	(629)

Net cash used in discontinued operations	(1,167)	(629)

Effect of exchange rate changes on cash and cash equivalents	2,223	(4,997)

Net decrease in cash and cash equivalents	(10,335)	(30,485)
Cash and cash equivalents at the beginning of the period	431,984	337,039

Cash and cash equivalents at the end of the period	$421,649	$306,554